UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 14, 2019
(Date of earliest event reported)

KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15 Joys Lane, Kingston, NY	12401
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 802-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On October 14, 2019, Kingstone Companies, Inc. (the “Company”) and Barry B. Goldstein, the Company’s President, Chief Executive Officer and Executive Chairman of the Board, entered into a Second Amended and Restated Employment Agreement (the “Amended Employment Agreement”).  The Amended Employment Agreement is effective as of January 1, 2020 and expires on December 31, 2022.  The Amended Employment Agreement extends the expiration date of the employment agreement in effect for Mr. Goldstein from December 31, 2021 to December 31, 2022.
Pursuant to the Amended Employment Agreement, Mr. Goldstein is entitled to receive an annual base salary of $500,000 and an annual bonus equal to 6% of the Company’s consolidated income from operations before taxes, exclusive of the Company’s consolidated net investment income (loss), net unrealized gains (losses) on equity securities and net realized gains (losses) on investments, up to a maximum of 2.5 times his base salary.  In addition, pursuant to the Amended Employment Agreement, Mr. Goldstein is entitled to receive a long-term compensation award (“LTC”) of between $945,000 and $2,835,000 based on a specified minimum increase in the Company’s adjusted book value per share (as defined in the Amended Employment Agreement) as of December 31, 2022 as compared to December 31, 2019 (with the maximum LTC payment being due if the average per annum increase is at least 14%).  Further, pursuant to the Amended Employment Agreement, in the event that Mr. Goldstein’s employment is terminated by the Company without cause or he resigns for good reason (each as defined in the Amended Employment Agreement), Mr. Goldstein would be entitled to receive his base salary, the 6% bonus and the LTC payment for the remainder of the term.  Mr. Goldstein would be entitled, under certain circumstances, to a payment equal to 3.82 times his then annual salary, the target LTC payment of $1,890,000 and his accrued 6% bonus in the event of the termination of his employment following a change of control of the Company.
Pursuant to the Amended Employment Agreement, Mr. Goldstein will be entitled to receive a grant, under the terms of the Company’s 2014 Equity Participation Plan (the “Equity Plan”), during January 2020, of a number of shares of restricted stock determined by dividing $1,250,000 by the fair market value of the Company’s common stock on the date of grant. The January 2020 grant will become vested with respect to one-third of the award on each of the first and second anniversaries of the grant date and on December 31, 2022 based on continued provision of services on each vesting date.  Also pursuant to the Amended Employment Agreement, Mr. Goldstein will be entitled to receive a grant, under the terms of the Equity Plan, during January 2021, of a number of shares of restricted stock determined by dividing $1,500,000 by the fair market value of the Company’s common stock on the date of grant.  The January 2021 grant will become vested with respect to one-half of the award on each of the first anniversary of the grant date and on December 31, 2022 based on continued provision of services on each vesting date.  Further, pursuant to the Amended Employment Agreement, Mr. Goldstein will be entitled to receive a grant, under the terms of the Equity Plan, during each of 2020, 2021 and 2022, of a number of shares of restricted stock determined by dividing $136,500 by the fair market value of the Company’s common stock on the date of grant.  The 2020 grant will become vested with respect to one-third of the award on each of the first and second anniversaries of the grant date and on December 31, 2022.  The 2021 grant will become vested with respect to one-half of the award on each of the first anniversary of the grant date and on December 31, 2022.  The 2022 grant will become vested on December 31, 2022.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.
Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

10.1 Second Amended and Restated Employment Agreement, dated as of October 14, 2019, by and between Kingstone Companies, Inc. and Barry B. Goldstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSTONE COMPANIES, INC.

Dated: October 18, 2019	By:	/s/ Victor Brodsky
Victor Brodsky
Chief Financial Officer